Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 (Registration Statement No. 333-117346) of our report dated March 24, 2005, relating to the financial statements of iBasis, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of iBasis, Inc. for the year ended December 31, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets) and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 7, 2005